Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-297907

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated August 10, 2026)

Up to 25,000,000 Ordinary Shares

Veraxa Biotech AG

This prospectus supplement supplements the prospectus dated August 10, 2026 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-297907). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 6-K filed with the Securities and Exchange Commission on September 4, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale, from time to time, of up to 25,000,000 of our ordinary shares, par value CHF 1/113.25, by the selling shareholder, Lincoln Park Capital Fund, LLC (“Lincoln Park”, or the “selling shareholder”).

The Ordinary Shares being offered by the selling shareholder have been or may be issued pursuant to that certain purchase agreement between us and Lincoln Park, dated as of May 27, 2026 (the “Purchase Agreement”). See “The Lincoln Park Transaction” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We may receive gross proceeds of up to $50,000,000 from the sale of our Ordinary Shares (“Purchase Shares”) to Lincoln Park under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which the Prospectus and this prospectus supplement are a part is declared effective and after satisfaction of other conditions in the Purchase Agreement. We are not selling any securities under the Prospectus and this prospectus supplement and will not receive any of the proceeds from the sale of the shares by the selling shareholder.

Lincoln Park may sell the Ordinary Shares described in the Prospectus and this prospectus supplement in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to the Prospectus and this prospectus supplement will depend upon the timing of sales and will fluctuate based on the trading price of our Ordinary Shares. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement depending on the type of purchase notice we submit to Lincoln Park from time to time. We will pay the expenses incurred in registering the Ordinary Shares, including legal and accounting fees. See “Plan of Distribution” on page 215 of the Prospectus for more information about how Lincoln Park may sell the Ordinary Shares being registered pursuant to the Prospectus and this prospectus supplement.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “VRXA.” On September 3, 2026, the closing price of our Ordinary Shares was $1.53 per share.

Our warrants to purchase Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “VRXAW.” On September 3, 2026, the closing price of our Warrants was $0.08 per share.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for the Prospectus and this prospectus supplement and future filings.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, as such, we are permitted to follow the corporate governance practices of our home country in lieu of the corporate governance standards of the Nasdaq applicable to U.S. domestic companies. For example, we are not required to have a majority of the Board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We intend to continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, our shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to corporate governance requirements of the Nasdaq. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus for a discussion of information that should be considered in connection with an investment in our Ordinary Shares.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus and this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 4, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2026

Commission File Number: 001-43342

Veraxa Biotech AG

Talacker 35

8001 Zurich, Switzerland

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒          Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Chief Financial Officer Appointment

On September 4, 2026, Veraxa Biotech AG (the “Company”) issued a press release announcing the appointment of Raju Willener as Chief Financial Officer (CFO). In his position as CFO, Mr. Willener will act as the Company’s principal financial officer and principal accounting officer.

Mr. Willener is an accomplished finance executive with more than three decades of international experience spanning investment banking, corporate finance, asset management and strategic leadership. Throughout his career, he has held senior roles, including Chief Financial Officer, Chief Investment Officer, Country Head and Head of Corporate Finance across the U.S., Europe and Asia. Prior to joining VERAXA, Mr. Willener served as Director of Corporate Development at Exentis Group AG, before being appointed Chief Financial Officer in 2025, where he led M&A initiatives, financial strategy and key corporate functions. Earlier in his career, Mr. Willener held senior executive and investment leadership positions at top-tier global financial institutions and investment firms, with responsibilities spanning corporate finance, capital markets, investor relations and the oversight of investment portfolios exceeding CHF 30 billion in assets under management. Mr. Willener holds an MBA and a Master’s degree in Accounting and Finance and is qualified in Financial Risk Management.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit	Description of Exhibit
99.1	Press Release dated September 4, 2026

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VERAXA BIOTECH AG

Date: September 4, 2026	By:	/s/ Christoph Antz
	Name:	Christoph Antz
	Title:	Chief Executive Officer

By:	/s/ Oliver Baumann
Name:	Oliver Baumann
Title:	Chairman of the Board of Directors

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Exhibit 99.1

Press Release

VERAXA Biotech Appoints Raju Willener as Chief Financial Officer

Mr. Willener brings more than three decades of global capital markets and corporate finance experience to support advancement of the Company’s pipeline of potential best-in-class therapies led by its BiTAC® platform

ZURICH, SWITZERLAND – September 4, 2026 – VERAXA Biotech AG (NASDAQ: VRXA; “VERAXA” or the “Company”), a leading developer of next-generation antibody-based cancer therapies, today announced the appointment of Raju Willener as Chief Financial Officer (CFO), effective immediately. Mr. Willener will report to Christoph Antz, Ph.D., Chief Executive Officer and Co-Founder. Mr. Willener brings more than three decades of financial leadership across global capital markets and every stage of the biopharmaceutical development process.

“We are delighted to welcome Raju at an important stage in the Company’s evolution,” said Christoph Antz, Ph.D., CEO and Co-Founder of VERAXA. “His extensive experience in global capital markets, corporate finance, M&A and investment management adds significant financial and strategic depth to our leadership team. As we advance our proprietary BiTAC® technology platform and growing oncology pipeline, Raju’s expertise will be highly valuable in optimizing our capital strategy, evaluating strategic opportunities and supporting disciplined execution and long-term shareholder value creation. At the same time, we would like to extend a special thank you to Carl von Halem for his outstanding and great support as the former CFO of VERAXA.”

Mr. Willener is an accomplished finance executive with more than three decades of international experience spanning investment banking, corporate finance, asset management and strategic leadership. Throughout his career, he has held senior roles, including Chief Financial Officer, Chief Investment Officer, Country Head and Head of Corporate Finance across the U.S., Europe and Asia.

Prior to joining VERAXA, Mr. Willener served as Director of Corporate Development at Exentis Group AG, before being appointed Chief Financial Officer in 2025, where he led M&A initiatives, financial strategy and key corporate functions.

Earlier in his career, Mr. Willener held senior executive and investment leadership positions at top-tier global financial institutions and investment firms, with responsibilities spanning corporate finance, capital markets, investor relations and the oversight of investment portfolios exceeding CHF 30 billion in assets under management.

Mr. Willener holds an MBA and a Master’s degree in Accounting and Finance and is qualified in Financial Risk Management.

“VERAXA has built a highly differentiated technology platform and a compelling oncology pipeline at an important stage of its development,” said Raju Willener. “I am excited to join the Company and work alongside Christoph and the leadership team to further strengthen VERAXA’s financial and capital markets strategy, support disciplined capital allocation and pursue strategic opportunities that can accelerate development of a differentiated pipeline and create sustainable long-term value for shareholders.”

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / 69120 Heidelberg

About VERAXA Biotech AG (NASDAQ: VRXA)

VERAXA is building a premier engine for the discovery and development of next-generation antibody-based cancer therapeutics, powered by a suite of transformative technologies and guided by rigorous quality-by-design principles. The Company is rapidly advancing its pipeline of conditionally active T cell engagers (BiTAC-TCEs), bispecific antibody-drug conjugates (bsADCs), and proprietary BiTAC formats into clinical development. Uniquely, VERAXA has implemented FDA-aligned New Approach Methodologies across all preclinical programs, enabling faster clinical advancement while reducing reliance on animal testing. Founded on scientific breakthroughs from the European Molecular Biology Laboratory (EMBL), a world-renowned institution for pioneering life science research, VERAXA combines innovation with responsible research practices.

For regular updates about VERAXA Biotech, visit www.veraxa.com or follow us on LinkedIn, X (formerly known as Twitter) and Bluesky.

BiTAC® is a registered trademark of VERAXA Biotech GmbH.

Forward-looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements that address activities, events, or developments that VERAXA Biotech AG (the “Company”) intends, expects, plans, projects, believes, or anticipates will or may occur in the future are forward-looking statements, including the Company’s ability to identify, secure, and maintain key personnel and the ability of its technological platform to produce transformative therapeutics. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements contained in this press release should be evaluated together with the many uncertainties that affect the Company’s business, particularly those identified or referenced in the risk factors section of the Company’s most recent Annual Report on Form 20-F and any subsequent reports on Form 6-K. These documents are available from the Securities and Exchange Commission, the Company website or from Company Investor Relations.

In addition, any information contained in this press release was current as of the date presented and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change, whether as a result of new information, future events, or otherwise. Consequently, the Company will not update the information contained in this press release, and investors should not rely upon the information as current or accurate after the presentation date.

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / 69120 Heidelberg

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Contact

VERAXA Biotech AG – Corporate
Christoph Antz, Ph.D.
Chief Executive Officer, Co-Founder
investors@veraxa.com

For Media and Investors – U.S.
Brandon Weiner
ICR Healthcare
VERAXA@icrhealthcare.com

For Media and Investors – EU
Mario Brkulj
investors@veraxa.com

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / 69120 Heidelberg

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